As Filed With the Securities and Exchange Commission on January 15, 2001
                                                Registration No. 333-___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            ORDERPRO LOGISTICS, INC.
     (Name of Small Business Company as Specified in its Charter as Amended)


                                  FIFTHCAI, INC.
                            Former Name of Registrant

    Nevada                          4731                          86-0982348
  (State of                  (Primary Standard                  (IRS Employer
Incorporation)         Industrial Classification No.)        Identification No.)

                          7400 N. Oracle Road Suite 372
                                Tucson, AZ 85704
                (Address of company's principal executive office
                        and principal place of business)

                              Richard L. Windorski
                      President and Chief Executive Officer
                            OrderPro Logistics, Inc.
                          7400 N. Oracle Road Suite 372
                                Tucson, AZ 85704
                                 (520) 575-5745
           (Name, address and telephone number of agent for service)

                                   Copies to:
                               Carl P. Ranno, Esq.
                             2816 East Windrose Dr.
                             Phoenix, Arizona 85032
                                 (602) 493-0369
                               Fax (602) 493-5119

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to made pursuant to Rule 434, check the following box [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

===============================================================================================
  Title of                                   Proposed           Proposed
Each Class of                                 Maximum            Maximum            Amount of
Securities to             Amount to be     Offering Price       Aggregate          Registration
 be Offered                Registered       per Unit (1)      Offering Price           Fee
-----------------------------------------------------------------------------------------------
Common Stock
$.0001 par value          4,900,000 (2)        $.30             $1,470,000           $367.50
-----------------------------------------------------------------------------------------------
Common Stock
$.0001 par value
underlying convertible
debentures                  166,667 (3)        $.30             $   50,000           $ 12.50
-----------------------------------------------------------------------------------------------
     Total                5,066,667                             $1,520,000           $380.00
===============================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(e) and based upon the price for the common stock actually paid by the security holders.
(2)  Represents the common stock issued to the existing security holders.
(3) Represents the common stock issuable upon conversion of the company's convertible debentures.

The company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE INVESTORS AS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THE RESTRICTED COMMON SHARE NOR SECURITIES UNDERLYING THE CONVERTIBLE DEBENTURES AND OPTION UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OF WHICH THIS PROSPECTUS IS A PART, IS DECLARED EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHERE THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITY LAWS OF ANY SUCH STATE.

PROSPECTUS

                            ORDERPRO LOGISTICS, INC.
                        5,066,667 shares of Common Stock
                                $0.0001 par value

THE OFFERING:

This offering relates to the possible sale, from time to time, by certain stockholders of OrderPro Logistics, Inc. of up to 5,066,667 shares of common stock of OrderPro Logistics, Inc.

MARKET FOR THE SHARES;

The common stock of OrderPro Logistics, Inc. does not have an established trading market at this time.

THIS INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS ISTRUTHFUL OR COMPLETE. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS JANUARY __, 2001

Reliance should only be on the information contained in this document or that which we have referred to you. The company has not authorized anyone to provide you with information that is different. The information contained in this document may only be accurate on the date of the document and delivery of this prospectus and any sale made by this prospectus does not imply that there have not been changes in the affairs of the company since the date of this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer, solicitation or sale is not authorized or in which the person making such offer, solicitation or sale is not qualified to do so or to any one to whom it is unlawful to make such offer, solicitation or sale.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Prospectus Summary                                                          3
Risk Factors                                                                5
Use of Proceeds                                                             9
Market for Common Stock and Related Shareholder Matters                     9
Dividend Policy                                                             9
Management's Discussion and Analysis of Financial
 Condition and Results of Operations                                       10
Available Information                                                      13
Business of OrderPro Logistics, Inc.                                       14
Description of Properties                                                  16
Legal Proceedings                                                          16
Management                                                                 17
Executive Compensation                                                     18
Employment and Related Agreements                                          18
Certain Relationships and Related Transactions                             18
Security Ownership of Certain Beneficial
 Owners and Management                                                     19
Selling Shareholders                                                       20
Plan of Distribution                                                       21
Description of Securities                                                  22
Legal Matters                                                              22
Experts                                                                    22
Changes in and Disagreements with Accountants on
 Accounting and Financial Disclosure                                       22
Financial Statements                                                       23

Until April __, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

THIS SUMMARY CONTAINS SELECTED INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS.

                            ORDERPRO LOGISTICS, INC..

OFFICES

The company's office and principal place of business is located at 7400 N. Oracle Road Suite 372, Tucson, AZ 85704 and our telephone number is (520) 575 5745

OUR BUSINESS

OrderPro Logistics, Inc. was incorporated in the state of Arizona on May 12, 2000. The company had no operations until July 2000. On September 29, 2000 the company completed a reverse merger with FifthCAI, Inc., a Nevada corporation. FifthCAI changed its name to OrderPro Logistics, Inc (see "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as Business Of OrderPro Logistics, Inc.)

Our company has two business segments, freight brokerage and on-site logistics management services. These two areas are to be fully integrated with the use of the Internet and the proprietary OrderPro software. The company provides all levels of service necessary to meet client needs. These services range from online freight booking/order retrieval to full time on-site logistics management and consultation.

OUR OBJECTIVE

Our primary objective is to utilize the company's proprietary software to combine the functional elements of third-party logistic services with Internet based communication and carrier/shipper load matching. Part of our objective is to establish a presence on the Internet with a database of information relevant to the shipment, costing, and control of freight. The Company's services will actually create a new niche in the transportation industry. This niche will provide small to medium sized manufacturers an opportunity to become more competitive with larger manufacturers by not just reducing freight cost but by turning freight activity into a profit center. The mid and long term objective is to expand the existing largely regional customer base nationally and internationally to Mexico and Canada.

COMPETITION

The freight brokerage business is characterized as highly competitive. Primary competition for the freight brokerage segment of the business comes from numerous existing and new freight brokers. All of the companies that provide freight transportation services are potentially competitors of the company.

In the logistics segment, most of the existing companies in this industry are large organizations going after the business of major manufacturers. Although our company will initially target small to medium size companies, it could face intense competition from those large organizations because of the advantage of our product.

OUR CURRENT FINANCIAL AND CASH FLOW POSITION

The company has sustained a net loss of $24,863 on revenues of $465,937 for its first three months of operations ending September 30.. Our cash flow position at the end of our first quarter of operations was $41,456. The company used $35,385 for operations during our first three months ending September 30, 2000. As of September 30, 2000, the assets exceed the liabilities of the company by $140,712.

SELLING SHAREHOLDERS

A list, which discloses all the shares being registered and the people or entities that own them appear in the "Selling Shareholders" section of this prospectus.

                                  THE OFFERING

Shares of common stock (restricted Rule 144) outstanding
and fully diluted as of December 27, 2000                            4,900,000

Common shares offered by the selling shareholders                    5,066,667
(includes the restricted shares)

RISK FACTORS

An investment in our common stock involves risks. You should invest in our stock only if you are able to afford a total loss of your investment. For more information regarding these risks, please read the detailed discussion found in "Risk Factors".

OUR TRADING SYMBOL

The common stock of OrderPro Logistics, Inc. does not have an established trading market at this time.

                          SUMMARY FINANCIAL INFORMATION

The following sets forth selected financial information for the company as presented in our Financial Statements.

                                                              From Inception to
                                            July 31, 2000     September 30, 2000
                                            -------------     ------------------
                                              (audited)          (unaudited)
STATEMENT OF OPERATIONS DATA

Revenue                                       $ 168,175           $ 465,937
Net Income (Loss)                                 7,336             (24,863)
Net Income (Loss) per share                   $    0.01           $    (.01)

BALANCE SHEET DATA

Total Assets                                  $ 240,749           $ 447,153
Total Current Liabilities                     $ 137,920             306,441
Stockholders Equity                           $ 102,829           $ 140,712

                                  RISK FACTORS

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK AND ARE VERY SPECULATIVE. THE PEOPLE PURCHASING THESE SHARES SHOULD ONLY DO SO IF THEY CAN AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. BEFORE INVESTING INORDERPRO LOGISTICS, INC. YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION FOUND IN THIS PROSPECTUS. WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS MODEL IS UNPROVEN AND WE HAVE BEEN IN BUSINESS ONLY A SHORT PERIOD OF TIME.

Our business model relies on the ability to acquire freight transportation services at or below the prevailing market rate and to increase our customer base for third party logistics services. Since we only began operations in July 2000, we have a limited operating history, which makes it difficult to evaluate our performance. Our business model is designed to achieve lower freight costs for our customers through freight consolidation, rapid payment and providing back hauls to carriers. These freight services are combined with our ability to provide management with reporting from our web based order management system. These reports are beneficial to the management of customers businesses. If we are not able to successfully address these risks, we will not be able to grow our business, compete effectively or achieve profitability. The risks and uncertainties described herein are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price of our common stock could decline and you may lose all or part of your investment.

Our market share and revenues would suffer if we were not able to compete effectively for customers with established and new transportation brokers and third party logistics providers (and other suppliers of transportation services) Competition for customers is intense. We currently compete or expect to compete for customers with the following types of companies that provide freight brokerage and/or third party logistics services:

     *   Freight Brokers.
     *   Third Party Logistics Providers
     *   Truckload motor carriers.
     *   Less Than Truckload (LTL) motor carriers
     *   Private Fleets
     *   Railroads
     *   Inter-modal companies
     *   Freight forwarders
     *   Internet Load Matching Services
     *   Internet Exchanges

OUR REVENUES WOULD SIGNIFICANTLY DECREASE IF WE LOSE KEY CUSTOMERS OR FAIL TO DEVELOP ADDITIONAL LOGISTIC CUSTOMERS.

The foundation of our business plan is to continue to service our existing customer base and to acquire long-term contracts with new customers for third party logistics and freight brokerage services. If we are unable to retain current customers our revenues would decrease and we would not be able to fund our operations. If we were unable to increase our customer base for both freight brokerage and third party logistics customers we would not be able to fulfill the revenue projections in our business plan.

IF GENERAL ECONOMIC CONDITIONS NEGATIVELY AFFECT CLIENTS WE SERVE, OUR AVAILABLE REVENUE BASE MAY BE ADVERSELY AFFECTED.

In the event of a slowdown in the manufacturing segment of the economy our existing and future revenue base would be impacted. This could have a material adverse effect on the Company's ability to perform the business plan, achieve profitability or continue in business.

AN INCREASE IN THE COST OF FUEL, ESPECIALLY DIESEL FUEL, COULD HAVE A NEGATIVE IMPACT ON OUR COMPANY BY INCREASING OUR COSTS AND DECREASING OUR OPERATING MARGIN.

Increased energy costs in the trucking industry could have a material adverse effect on the Company. In the past sharp increases in fuel costs have been at least partially passed on to our customers through increased rates or surcharges. However, there is no assurance that the Company will be able to recover increased costs through increased rates in the future.

WE MAY LOSE CUSTOMERS IF THE FREIGHT CARRIERS WE HIRE DELIVER UNSATISFACTORY SERVICE.

If the contract carriers we hire to move the freight do not perform at the level necessary to satisfy our clients we could lose clients. If we are not able to provide clients with the level of service they expect it could have a material adverse impact on our ability to perform the business plan, achieve profitability or continue in business.

AN INCREASE IN FREIGHT COSTS COULD ADVERSELY IMPACT OUR MARGINS.

Increased freight costs could have a material adverse effect on the Company. When we enter into long-term (generally 3 year) contracts with our third party logistics clients we establish a base rate for the cost of freight services. If freight costs increase our operating margins could decrease and have a significant effect on the earnings of the Company.

Increased freight costs could limit our ability to service our client base. If we are unable to recapture increased freight costs it may be wise and prudent to decline providing services.

WE MAY NOT BE ABLE TO PROVIDE FREIGHT SERVICES TO OUR CUSTOMERS IF CARRIERS RAISE THEIR RATES OR STOP DOING BUSINESS WITH US.

The nature of our business requires that others provide the transportation services necessary to fulfill our business obligations. Significant rate increases by carriers that could not be passed along to our customers would result in a negative and adverse condition which would necessitate that the company stop providing freight services to our customers. Business conditions could exist for carriers where they no longer chose to provide freight services either to the industry or to the company. If we did not or could not provide freight services to our customers it would have a material adverse effect on the company's revenues, profitability, and ability to execute the business plan.

THE COMPANY HAS TO HIRE QUALIFIED PERSONNEL IN OUR LOGISTIC AND FREIGHT BROKERAGE SEGMENTS TO SERVICE OUR ACCOUNTS

The company's revenues derive from the services that the employees perform. Clients expect the company's employees to possess significant levels of knowledge, skills and abilities. Executing the business plan requires that we hire people who are qualified to perform their individual functions. If we are not able to hire qualified people we could lose existing clients and be unable to acquire new clients.

THE COMPANY IS IN NEED OF CAPITAL IN ORDER TO IMPLEMENT ITS BUSINESS PLAN AND REACH PROFITABILITY.

The company requires significant capital to fund its growth including regional and national expansion of our market base, priority servicing by our carrier base and continued development of the proprietary software. It is necessary to have the capital to attract and retain employees, attract and retain customers, attract and retain carriers, and to attract and retain outside service providers. It is necessary to have the capital to develop relationships with banks and other debt funding entities. It is necessary to have the capital to commit to additional sites for operational efficiency. If we are not able to secure adequate equity funding, we will not be able to grow our business, compete effectively or achieve profitability. If the business plan cannot be implemented our financial condition or results of operations could be seriously harmed.

An integral part of the business plan is that we can gain a competitive advantage in service and/or cost by paying carriers at the time they complete their services. Our initial ability to rapidly pay these carriers is entirely dependent upon receiving equity funding.

The revenue and margin growth projected in the business plan is dependent on the company's ability to expand its market scope. To achieve revenue and margin growth it will be necessary to increase the efficiency of providing specialized services to our customer base. These efficiencies will be increased both through the use of the company's proprietary software and through developing new or acquiring existing companies that provide such specialized services. If we are not able to secure adequate equity funding, we will not be able to grow our business, compete effectively or achieve profitability.

Successful performance of the business plan is contingent on completion of the proprietary software program. Failure to complete the software will have a negative impact on the Company's ability to achieve the revenue and margins indicated in the business plan. . If we are not able to secure adequate equity funding, we will not be able to complete the development of the software, grow our business, compete effectively or achieve profitability.

GOVERNMENT REGULATIONS COULD HAVE A NEGATIVE IMPACT ON THE COMPANY'S ABILITY TO REACH PROFITABILITY.

The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing transportation services. These future regulations may unfavorably affect the company's operations and profitability.

THE COMPANY IS STILL IN A STARTUP PHASE

There can be no assurance that the company will be successful with any of its services. There can be no assurance that the company can manage the related, marketing, sales, licensing and customer support operations in a profitable manner. In particular, the company's prospects must be considered in light of the problems encountered by any company in a startup phase. These problems could be product development and formulation, testing, quality control, management, sales, marketing and unanticipated additional costs. Any one of these problems could have a material adverse effect on the company's operations.

THE COMPANY IS DEPENDENT ON KEY PERSONNEL

The company's success and execution of its business strategy will depend significantly upon the continuing contributions of, and on its ability to attract, train and retain qualified personnel. In this regard, the company is particularly dependent upon the services of Mr. Richard L. Windorski, Chairman of the Board, President and Chief Executive Officer. He has over 30 years experience in the manufacturing and transportation industry and has effectively proven that transportation brokerage/logistics management can be successful in a competitive marketplace if service is based on solid concepts and is believable on the part of the clients. Mr. Alvan W. Lafrenz is a Director on the Board, Corporate Secretary and Treasurer, and serves as Chief Financial Officer. He is a licensed Certified Public Accountant and has experience in the freight brokerage industry. His operational responsibilities include financial and human resource management. Mr. Robert Kuchowicz is Logistics Operations Manager and has over 35 years experience in the engineering, manufacturing and material management industries. Lynn Windorski has over five years experience in the freight brokerage business and is a Microsoft Certified Professional. She is in charge directing software development and Website management. The loss of the services of one or more of the company's key employees and the failure to attract, train and retain additional qualified personnel in a timely manner could have a material adverse effect on the company's business.

A FEW SHAREHOLDERS, BECAUSE OF THE CONCENTRATION OF STOCK OWNERSHIP, WOULD BE ABLE TO EXERCISE CONSIDERABLE INFLUENCE OVER ALL MATTERS REQUIRING SHAREHOLDER APPROVAL

The company's existing directors, executive officers, and their respective affiliates are the beneficial owners of approximately 60% of the outstanding shares of our common stock. As a result, the company's existing directors, executive officers, principal shareholders and their respective affiliates, if acting together, would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the company. These shareholders may have interests that differ from other shareholders of the company, particularly in the context of potentially beneficial acquisitions of the company. For example, to the extent that these shareholders are employees of the company, they may be less inclined to vote for acquisitions of the company involving termination of their employment or diminution of their responsibilities or compensation.

BECAUSE OUR STOCK WILL PROBABLY BE CLASSIFIED AS "PENNY STOCK", INVESTORS MAY EXPERIENCE DELAYS AND OTHER DIFFICULTIES IN THEIR ATTEMPTS TO TRADE IN OUR STOCK

Trading in our stock will be subject to the "Penny Stock Rules" which require brokers to provide additional disclosure in connection with any trades of "penny stock". The broker must deliver, prior to the trade, a disclosure describing the penny stock market and the risks associated with that market. The "penny stock" regulations could limit the ability of brokers to sell and purchasers to buy the shares offered in this prospectus. The company's stock will be subjected to the "Penny Stock" rules until its market price reaches a minimum $5.00 per share, subject to certain exceptions. Our stock will most likely be traded and quoted on the Over the Counter Bulletin Board which could cause some difficulty in disposing of the stock and getting accurate quotes on its market price.

                                 USE OF PROCEEDS

New shares of the company's common stock will not be offered as a result of this prospectus. The company raised $318,150 through the sale of its securities to investors. In November 2000, the Company authorized the issuance of a $50,000 convertible debenture with interest payable quarterly at 10 percent per annum as long term debt. The debenture is convertible to stock of the company at a rate of one share for each thirty cents converted. The debenture matures in the fourth calendar quarter of 2002. The company will issue 166,667 common shares in that the holder has elected to convert the debt. The company has not paid interest expense in that it is not due. All of the funds representing the debt and equity received by the company have been used as working capital.

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

The common stock of OrderPro Logistics, Inc. does not have an established trading market at this time.

All shares issued by the Company are "restricted securities" within the meaning of Rule 144 under the 1933 Act. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then-outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Future sales of such shares could have an adverse effect on the market price of the Common Stock.

HOLDERS

As of December 30, 2000 there were a total 30 shareholders that currently hold restricted securities only. There are no other shareholders nor are any of the shares "free-trading".

                                 DIVIDEND POLICY

The company has not paid any dividends on its common stock. The company currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the company's financial statements, including the notes thereto, appearing elsewhere in this prospectus.

FORWARD LOOKING STATEMENTS

Certain statements made in this prospectus relating to trends in the company's business, as well as other statements including words such as "believe", "expect", "estimate", "anticipate", and similar expressions, constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. The matters referred to in these forward looking statements that could be affected by the risks and uncertainties include, but are not limited to, the effect of general economic and market conditions, including downturns in customers' business cycles, the availability and cost of qualified shippers, the availability and price of diesel fuel, the impact and cost of government regulations and taxes on the operations of the business, competition, as well as certain other risks described herein. Subsequent written and oral forward looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere herein.

OVERVIEW

OrderPro Logistics, Inc. (formerly FifthCAI, Inc.) (the "Company") was incorporated in the state of Arizona on May 12, 2000. The Company had no operations until July 2000. The Company provides freight brokerage, and logistics services through Internet access, on-sight presence and custom designed software. The Company's year-end is December 31.

FifthCAI, Inc. was incorporated on February 2, 2000 and had only limited operations until the reverse acquisition with OrderPro Logistics on September 29, 2000. In conjunction with the reverse acquisition, FifthCAI, Inc. transferred 4,660,000 shares to the former stockholders of OrderPro Logistics and changed its name to OrderPro Logistics, Inc. The original shareholders of FifthCAI retained 240,000 common shares.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following consolidated financial information should be read in conjunction with "Management's Discussion and Analysis" and the audited financial statements, of July 31, 2000 as in conjunction with the unaudited statement of September 30, 2000, including the notes to the statements. We believe that the statements contain all normal recurring adjustments necessary to present a fair presentation of our financial information. The financial results of the quarter ended September 30, 2000 should not be indicative of the results that may occur for the entire fiscal year ending December 31, 2000.

                                                              From Inception to
                                            July 31, 2000     September 30, 2000
                                            -------------     ------------------
                                              (audited)          (unaudited)
STATEMENT OF OPERATIONS DATA

Revenue                                       $ 168,175           $ 465,937
Net Income (Loss)                                 7,336             (24,863)
Net Income (Loss) per share                   $    0.01           $    (.01)

BALANCE SHEET DATA

Total Assets                                  $ 240,749           $ 447,153
Total Current Liabilities                     $ 137,920             306,441
Stockholders Equity                           $ 102,829           $ 140,712

REVENUES AND OPERATING MARGINS

The company reported a net loss of $24,863 on revenues of $465,937 in the three months of operation from July 1, 2000 through September 30, 2000. Revenues for the period are less than anticipated due to a dramatic decline from one of the company's largest customers. The company continues to provide limited brokerage services to the customer but does not believe that the customer will return to its previous revenue levels unless they are able to solve their internal problems. The company's operating margin is less than originally anticipated due to overall negative marketing conditions within the trucking industry, the higher price of diesel fuel, and difficulties in achieving load consolidation. Load consolidation has a direct relationship to operating margin. During the third quarter of 2000 fewer owner-operators were willing to haul loads due to such higher fuel costs. Pricing to customers was not readily adjustable due to contractual restrictions and the competitive environment. Additionally, management was deeply involved in effectuating the reverse merger during the third quarter of 2000. At the end of the quarter management began an aggressive marketing strategy designed to add additional customers to the revenue base. During November and December multi-year contracts were signed with two new logistics customers. Also, during October 2000 a new customer was added to the freight brokerage segment of the business. Each of these customers have a nation-wide presence and management believes that it will increase both the revenue base and the operating margin. Hence, management expects improved operating results during the year 2001.

OPERATING EXPENSES

During the third quarter 2000 (the first quarter of operations by the company) operating expenses reflected the costs associated with funding company growth and effectuating the reverse merger. Administrative costs were higher due to one-time costs incurred in the reverse merger and travel costs associated with the marketing strategy implemented at the end of the quarter. Employee costs reflect the addition of the new personnel necessary to effectively manage and operate the company as the marketing strategy is implemented. As new customers are signed to contracts additional personnel are required for both on-site and in supporting services. During the fourth quarter of 2000 hiring and training for all administrative functions was completed. Additional hiring and training of on-site and support personnel will continue as needed to fulfill contractual obligations with new customers.

In an effort to expedite full implementation of our software, the company has entered into a contract with outside sources. The increased functionality that the software will provide is a key element in the company's marketing and business development strategy.

FINANCIAL CONDITION

During the third quarter, 2000 the company began the process of increasing equity capital to fund the growth of the company. The company's strategic plan requires additional capital to gain market advantage with both carriers and customers. Significant costs have been incurred in the development of the proprietary software and it is expected these costs to increase dramatically during the fourth quarter, 2000. Another major aspect of the strategic plan calls for rapid payment of carriers. Until such time as sufficient capital is available to fund both rapid payment of carriers and growth of the company this segment of the plan cannot be implemented. Currently, trade accounts receivables are less than trade accounts payable due to the use of cash to fund the growth of the company. During the third quarter 2000 a net $69,882 was raised in the sale of stock and $84,080 was loaned to the company founder. The loan to the founder will be fully repaid before the end of January, 2001. During the fourth quarter the company raised an additional $50,000 through the sale of 10% a convertible debenture. The debenture is convertible into 166,667 common shares of stock at $.30 per share. If additional capital were not provided to the Company it is believed that full implementation of the strategic plan would be in jeopardy.

SEASONALITY

The company does not experience seasonal fluctuation other than weather related slowdowns.

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents totaled $1,383 and $41,451 at July 31 and September 30 2000, respectively. Net cash used by operations was $(17,490) for the period ended July 31, 2000 compared to net cash provided by operations of $9,054. For the period ended September 30, 2000, the net cash used by operations was $(35,385).

During the period ending July 31, 2000 and September 30, 2000, the company raised $10,000 and $80,082 from the sale of common stock. On November 7, 2000 a private placement of Convertible Debentures had been funded in the amount of $50,000. As a result of these proceeds, the Company has working capital (current assets less current liabilities) of $102,829 as of July 31, 2000 and working capital of $140,712 as of September 30, 2000.

To date, the company has financed its operations principally through the sales its services as well as the sale of stock and the placement of a Convertible Debenture. The company believes that it has and will have sufficient cash flow to continue its operations through June 30, 2001. The Company will consider both the public and private sale of securities and or debt instruments for expansion of its operations if such expansion would benefit the overall growth and income objectives of the company. Should sales growth not materialize, the company may look to these public and private sources of financing. There can be no assurance, however, that the company can obtain sufficient capital on acceptable terms, if at all. Under such conditions, failure to obtain such capital likely would affect adversely the company's ability to continue as a going concern, or at a minimum negatively impact the company's ability to timely meet its business objectives.

The company's working capital and other capital requirements during the next fiscal year and thereafter will vary based on the sales revenue generated by the company.

There can be no assurance that additional public or private financing, including debt or equity financing will be available as needed, or, if available, on terms favorable to the company. Any additional equity financing may be dilutive to shareholders and such additional equity securities may have rights, preferences or privileges that are senior to those of the company's existing common stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on the operating flexibility of the company. The failure of the company to successfully obtain additional future funding may jeopardize the company's ability to continue its business and operations.

                             AVAILABLE INFORMATION

The company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the Exchange Act). We have filed this Registration Statement, which includes this prospectus and exhibits, electronically with the Securities Exchange Commission under the Securities Act of 1933 as amended (the Act). This prospectus omits certain information contained in the Registration Statement on file with the Commission pursuant to the Act and the rules and regulations of the Commission. This Registration Statement, including the exhibits, may be reviewed and copied at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of the Registration Statement and the exhibits can be obtained by mail, for a proscribed fee, from the Public Reference Branch of the Commission at 450 Fifth Street, N.W. Washington D.C. 20549. The Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding our filings including this Registration Statement and its exhibits that were file electronically with the Commission at http://www.sec.gov. All the filings of our company may be reviewed at said Internet site. The company also maintains an Internet site at www.orderprologistics.com

                      BUSINESS OF ORDERPRO LOGISTICS, INC.

HISTORY AND PRODUCTS

OrderPro Logistics Inc. is a Nevada corporation with corporate headquarters located in Tucson, Arizona. During September 2000 OrderPro Logistics, Inc (an Arizona Corporation) merged with FifthCAI, Inc. (a Nevada corporation) and changed the name of FifthCAI, Inc. (NV) to OrderPro Logistics, Inc. (NV). Operations of the business activities began July 1, 2000.

Our company was created to capture the potential of the Internet IN the transportation and logistics business employing new and innovative processes.

The company has two business segments, freight brokerage and on-site logistics management services. These two areas are to be fully integrated with the use of the Internet and the proprietary OrderPro software.

Richard L. Windorski, OrderPro Logistics, Inc. President and CEO, has over 30 years experience in the transportation industry. He leads a team capable of working across functional lines to maximize efficiency and customer service.

OrderPro Logistics, Inc. provides all levels of service necessary to meet client needs. These services range from online freight booking/order retrieval to full time on-site logistics management and consultation.

The company is establishing a presence on the Internet with a database of information relevant to the shipment, costing, and control of freight. The value of this database and the service provided by the company gives both OrderPro Logistics, Inc. and their customers a competitive edge in the market place. The company's services will actually create a new niche in the transportation industry. This niche will provide small to medium sized manufacturers an opportunity to become more competitive with larger manufacturers by not just reducing freight cost but by turning freight activity into a profit center. The Company's ability to partner with their customers is entirely unique within the transportation industry. This unique arrangement with our customers will allow the Company to expand market share at a rate in excess of that which would normally be expected under more conventional supplier/vendor circumstances.

TARGET MARKETS AND DISTRIBUTION

The current market in transportation is comprised primarily of traditional LTL (Less than Truckload) and Truckload carriers. According to an article in TRANSPORT TOPICS (6/19/00 edition) "Trucking Companies Fertile Ground For Internet Boom"; "72% of all trucking companies operated six or fewer trucks and even a company as large as Schneider National-with annual revenue close to $3 billion-garnered a relatively insignificant share of an estimated $450 billion spent each year on transportation." By creating a new niche in the market, the company will take advantage of the prospect base for both our services and products. There are thousands of manufacturers and distribution companies comprising this prospect base. The company will offer much of its freight shipment business to the trucking "have-nots", those without Internet capability. We will provide these carriers with a competitive level playing field when they work within our system. The company will demonstrate to its customers how hidden profits exist for their enterprise when our expertise and proprietary software is brought into play. We have concentrated on small to medium sized manufacturers in the mid-western United States and we will be expanding throughout the southeastern and western United States during 2001. The current market potential for our services is believed to be about $450,000,000 by virtue of our offering third party logistics in combination with leading edge technology via the Internet.

Revenue growth is dependent upon both adding new logistics and freight brokerage customers in addition to growth of existing customer sales. During the first half year, ending December 2000, the Company has added two new manufacturing businesses as logistics clients. These new customers will provide the initial volume of business to achieve the growth plan for 2001.

The freight brokerage business includes call-in and Internet servicing of customers by personnel at corporate headquarters. On-site logistics managers with support personnel at corporate headquarters fill our contracted logistics customers needs. The use of the Internet and other electronic data exchange mediums enables smooth integration of both functional areas.

Small to medium sized manufacturers constitute the backbone of the US economy and we have identified several segments within this group to focus our marketing efforts. In general, these firms do not belong to the Fortune 1000; many have sales in the $5M to $50M range and are among the 69% of shippers who use brokers or other third parties to manage their freight.

Our company will utilize our in-house sales and marketing group as well as key national distributors to sell our services.

COMPETITION

Primary competition for the freight brokerage segment of the business comes from numerous existing and new freight brokers. Due to the low barriers for entry many new non-asset based freight brokers have entered the marketplace. Most of these competitors are limited to freight matching or load bidding Website.

All of the companies that provide freight transportation services are potentially competitors of the company.

In the logistics segment, most of the existing companies in this industry are large organizations going after the business of major manufacturers. Although our company will initially target small to medium size companies, it could face intense competition from those large organizations because of the advantage of our product.

PATENTS, TRADEMARKS AND LICENSES

The company has applied for trademark protection on the name "OrderPro
Logistics".

COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS

The company is not subjected to environmental laws and regulations, however many of our customer may be and as such the laws and regulations could have an indirect effect on our company.

RESEARCH AND DEVELOPMENT EXPENDITURES

The company has spent, as of December 31, 2000, the sum of $61,773 and will spend another $131,139 over the next fiscal year in the research and development of our proprietary software.

EMPLOYEES

The company has 10 full-time employees. The company has no collective bargaining agreements with its employees. The company believes that its employee relationships are satisfactory.

                            DESCRIPTION OF PROPERTIES

The company's current facilities, located in the Northwest Corporate Center, 7400 North Oracle Road, Tucson, Arizona are expected to be adequate through 2001. Provisions have been made and we have a commitment for additional space in the building for expansion purposes if needed. Corporate headquarters expansion and related overhead is minimal and disproportionate as the company grows.

The monthly lease payment is $3,521 with annual escalations through May 31, 2003.

                                LEGAL PROCEEDINGS

The company's management feels that, to the best of its knowledge, there are no material litigation matters pending or threatened against it or its property.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of the current directors and executive officers of the company and the principal offices and positions with the Company held by each person. The executive officers of the company are elected annually by the Board of Directors. Each year, the stockholders elect the board of directors. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer.

Name                  Age                 Position
----                  ---                 --------
Richard L. Windorski  61  President, Chief Executive Officer and Director
Alvan W Lafrenz       51  Secretary/Treasurer, Chief Financial Officer, Director
Robert Kuchowicz      59  Logistics Operations Manager

Mr. Richard L. Windorski is Chairman of the Board, President and Chief Executive Officer. He has over 30 years experience in the manufacturing and transportation industry and has effectively proven that transportation brokerage/logistics management can be successful in a competitive marketplace if service is based on solid concepts and is believable on the part of the clients. His experience includes senior positions in materials and production management during employment with; Control Data Corporation, a pioneer computer hardware manufacturer; Arctic Enterprises, a recreational vehicle manufacturer; and Wausau Homes, a builder of factory built custom homes. He has worked in the for-hire transportation industry as President of a regional contract carrier and transportation broker. For the past five years Mr. Windorski has served as founder and President of EMC Transportation, Inc., which until June 30, 2000 provided the freight brokerage services upon which OrderPro Logistics, Inc. builds its base. He holds a Bachelor of Science Business Administration from the University of Minnesota.

Mr. Alvan W. Lafrenz is a Director on the Board, Corporate Secretary and Treasurer, and serves as Chief Financial Officer. He is a licensed Certified Public Accountant and has experience in the freight brokerage industry. Mr. Lafrenz holds a Bachelor of Science-Accounting and a Bachelor of Science-Finance (cum laude) from The University of Arizona. His operational responsibilities include financial and human resource management.

Mr. Robert Kuchowicz is Logistics Operations Manager and has over 35 years experience in the engineering, manufacturing and material management industries. He has held senior management positions for the last 20 years and brings significant knowledge and background in manufacturing management to the company.

There are currently no committees on the Board of Directors.

                             EXECUTIVE COMPENSATION

The following sets forth the annual compensation of the company's Chief Executive Officer for the fiscal year ended December 31, 2000. No officer or employee of the company receives annual compensation of more than $100,000.

                                                                  Long Term Compensation
                                                                --------------------------
                                    Annual Compensation           Awards                      Payouts
                           -----------------------------------  ----------                   ---------
                                                                Restricted    Securities
                                                 Other Annual      Stock      Underlying        LTIP        All Other
                    Year   Salary($)  Bonus($)  Compensation($)  Awards($)  Options/SARs(#)  Payouts($)  Compensations($)
                    ----   ---------  --------  ---------------  ---------  ---------------  ----------  ----------------
Richard Windorski   2000   $48,000      $0           $0             $0           --              $0            $0

There were no options or grants during or at fiscal year end 2000.

COMPENSATION OF DIRECTORS

Directors of the Company do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors' meetings.

                       EMPLOYMENT AND RELATED AGREEMENTS

The company has no Employment Agreements.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The laws of the State of Nevada and the company's Bylaws, as amended, provide for indemnification of the company's directors, officers and agents for liabilities and expenses that they may occur in said capacities. Generally, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interest of the company, and with respect to any criminal action or proceeding that the indemnitee had no reasonable cause to believe was unlawful.

The company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As part of the formation of the company, Mr. Richard L. Windorski, the major beneficial shareholder President and CEO contributed furniture, property and other assets to the company in exchange for common stock of the company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the company's Common Stock as of the date of this prospectus by:
(i) each stockholder known by the company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the company and (iii) all directors and officers as a group. The percentages shown are based on the 4,900,000 shares of common stock outstanding as of the date of this prospectus.

All those named in the following table can be contacted through OrderPro Logistics, Inc 7400 N. Oracle Road Suite 372, Tucson, AZ 85704

                                        Number of                 Percentage
        Name                            Shares (1)            Beneficially Owned
        ----                            ----------            ------------------
Richard L.Windorski(2)                  2,812,000                    57.3%
Alvan W.Lafrenz                           200,000                     4.1%
RER Consulting, Inc.(3)                   245,000                     5%
Econometric Consultants, Inc.(3)          245,000                     5%
All officers and directors
 as a group (2 persons)                 3,012,000                    61.4%

----------
1 Except as otherwise indicated, the company believes that the beneficial owners of Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants, conversion privileges or other rights currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.
2 Mr. Windorski is the beneficial owner of a company known as OP Logistics, L.P. that is the registered owner of the common shares.
3. RER Consulting, Inc. and Econometric Consultants, Inc. are consultants to the company and have acted in that capacity since the company's inception.

                              SELLING SHAREHOLDERS

The following table sets forth the number of shares of common stock the selling shareholders may offer for sale from time to time. The office or material position held by a selling shareholder now or within the past three years is indicated. The percentage owned after the offering is not indicated unless it exceeds 1% of the class of shares.

                                                                      Shares of Common
                                                 Amount of           Stock Being Offered       Shares of Common
                                            Beneficial Ownership        Pursuant to           Stock Beneficially
                                           Prior to this Offering     this Prospectus      Owned After this Offering
                                           ----------------------     ---------------      -------------------------
Selling Shareholder                         Number        Percent                          Number           Percent
-------------------                         ------        -------                          ------           -------
OP Logistics L.P (2)                      2,812,000         57.3         2,812,000        2,812,000          55.49
RER Consulting, Inc (3)                     245,000          5.0           245,000          245,000            4.8
Econometric Consultants, Inc.(3)            245,000          5.0           245,000          245,000            4.8
Alvan W.Lafrenz (2)                         200,000          4.1           200,000          200,000            3.9
John Sweariningen                            80,000          1.6            80,000           80,000           1.57
Genevieve Attarian                           80,000          1.6            80,000           80,000           1.57
Kathleen K. Yasick                           25,000                         25,000           25,000
Lynn M. Windorski                            25,000                         25,000           25,000
Lori R. Cochran                              25,000                         25,000           25,000
Sarah J. Proctor                             25,000                         25,000           25,000
Emilie Milligan                              60,000          1.2            60,000           60,000           1.18
Sondra Lafrenz                               50,000         1.02            50,000           50,000
Academic Experties S.R.L.                   100,000         2.04           100,000          100,000           1.97
Business and Sciences S.R.L.                100,000         2.04           100,000          100,000           1.97
West Side Securities, S.A.                  100,000         2.04           100,000          100,000           1.97
International Management
 Securities, S.A.                           100,000         2.04           100,000          100,000           1.97
World Fund of Investments S.A.              100,000         2.04           100,000          100,000           1.97
James K. Larrington Corporation              10,000                         10,000           10,000
Joel K. Windorski                             5,000                          5,000            5,000
Wallace A. Jacobsen                           6,750                          6,750            6,700
Mark and Karen Senden                         6,750                          6,750            6,700
Richard and Mary Jo Valentino                 6,000                          6,000            6,000
Richard and Sandra Valentino                 16,750                         16,750           16,750
Rex Cochran                                  16,750                         16,750           16,750
Rex W. Cochran                               40,000                         40,000           40,000
Heather M. Honert                            80,000         1.63            80,000           80,000           1.57
Corporate Architects Inc.(4)(7)             127,500         2.6%           127,500          127,500            2.5
Ken R. Lew(4)(5)(7)                          30,000                         30,000           30,000
KL Professional Consulting(4)                22,500                         22,500            22,500
Carl P. Ranno(4)(7)                          60,000         1.22            60,000           60,000           1.18
Corporate Financial Ventures, LLC(6)(7)     166,667                                         166,667           3.29
      Total                               5,066,667

----------
(1)  All of these shares are currently restricted under Rule 144 of the Act.
(2)  Indicates shares issued to the officers and directors
(3) Indicates common shares issued, in lieu of cash, for consulting services rendered.
(4)  Indicates common shares retained by original shareholders of FifthCAI, Inc.
     (5)Mr. Lew is also the beneficial owner of KL Professional Consulting.
(6) Indicates common shares issuable upon conversion of a convertible debenture due October 31, 2001. The conversion rate is $.30 per share and the annual interest rate is 10%.
(7) The partners of Corporate Financial Ventures are Mr. Ed Lonergan, the beneficial owner of Corporate Architects, Inc., Mr. Ken Lew and Mr. Carl Ranno.

                              PLAN OF DISTRIBUTION

The securities are not being offered through an underwriter. The shares may be offered for sale, from time to time, by the security holders their assigns, successors or pledgees. The sales may be offered pursuant to this prospectus on any stock exchange, trading facility or market wherein said securities are traded. They may also be sold in a private transaction. All sales may be for a fixed or negotiated price. The security holder may sell our securities in any of the numerous transactions permitted by applicable law. Some of those methods of sale include: ordinary broker transactions, block trades, direct sales to a broker dealer as a principal or a partial sale through a broker-dealer at a specific price. The selling shareholder may also sell our shares under the Securities Act Rule 144 and not under this prospectus, if they meet the criteria and conform to said rule.

The selling shareholders may utilize the services of a broker-dealer to participate in the sale of the subject securities, which may include sales of the securities to other broker-dealers. The broker-dealer may receive commissions or discounts from the seller on the sale or sometimes from the purchaser if they act as an agent for the purchaser. It is anticipated that the commissions or discounts shall be customary for these types of transactions.

Under the Securities Act, the selling shareholders and the broker-dealers involved in the sale of our securities may be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by these broker-dealers or agents and any profits on the resale of the shares purchased by them may be considered underwriting compensation under the Act.

Under the Exchange Act and its applicable regulations, any person engaged in the distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock of our company during the applicable "cooling off" periods prior to the commencement of such distribution. The selling shareholders will also be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of sales and purchases of common stock by selling shareholders.

The company will pay all fees and costs associated with the registration of these shares, however, it will not pay any commissions, discounts, underwriters fees or fees for dealers or agents.

                            DESCRIPTION OF SECURITIES

The authorized capital stock of the OrderPro Logistics, Inc. currently consists of 100,000,000 shares of common stock, par value $.0001 per share.

Our company's transfer agent is Computershare Investor Services, 12039 West Alameda Parkway, Suite Z-2, Lakewood, CO 80228.

The following summary of the capital stock of the company as set forth in the following statements is not complete. These statements are subject to and qualified in their entirety by the detailed provisions found in the company's Articles of Incorporation with amendments and the company Bylaws.

There are 4,900,000 shares of common stock outstanding, as of the date of this prospectus.

Holders of common stock are entitled to one vote per each share standing in his/her name on the books of the company as to those matters properly before the shareholders. There are no cumulative voting rights and a simple majority controls. The holders of common stock will share ratably in dividends, if any, as declared by the Board of Directors in its discretion from funds or stock legally available. Common stock holders are entitled to share pro-rata on all the company's assets after the payment of all liabilities, in the event of dissolution. All of the outstanding shares of common stock are fully paid and non-assessable and all the shares of common stock offered hereby will also be fully paid and non assessable.

OPTIONS

As of the date of this prospectus there are no options authorized by the company.

                                  LEGAL MATTERS

Carl P. Ranno, Phoenix, Arizona, will pass upon the validity of the securities offered hereby for OrderPro Logistics, Inc.

                                     EXPERTS

The financial statements of OrderPro Logistics, Inc. audited and reviewed, included herein and elsewhere in this registration statement, have been included herein and in the registration statement in reliance on the report of James C. Marshall, CPA, P.C., appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with the accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                              FINANCIAL STATEMENTS

                            ORDERPRO LOGISTICS, INC.

                             JULY 31, 2000 (AUDITED)

                                       AND

                      THREE MONTHS ENDED SEPTEMBER 30, 2000
                                   (UNAUDITED)

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                        ----
                                 July 31, 2000
Independent Auditors' Report                                             F-1

Consolidated Financial Statements
  Balance Sheets                                                         F-2
  Statements of Income                                                   F-3
  Statements of Stockholders Equity                                      F-4
  Statements of Cash Flows                                               F-5
  Notes to Financial Statements                                          F-6

                               September 30, 2000

  Balance Sheets                                                         F-9
  Statements of Operations                                               F-10
  Statements of Stockholders Equity                                      F-11
  Statements of Cash Flows                                               F-12
  Notes to Financial Statements                                          F-13

                  [LETTERHEAD OF JAMES C. MARSHALL, CPA, PC.]


                        Report of Independent Accountants


To the Board of Directors
OrderPro Logistics, Inc.
Tucson, Arizona


We have audited the accompanying balance sheet of OrderPro Logistics, Inc. as of July 31, 2000 and the related statements of income, stockholders' equity and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of OrderPro Logistics, Inc. as of July 31, 2000, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.


                                /s/ James C. Marshall, CPA, PC


Scottsdale, Arizona
September 8, 2000

                            ORDERPRO LOGISTICS, INC.
                                  BALANCE SHEET
                                  JULY 31, 2000


                                     ASSETS

Current Assets
  Cash and cash equivalents                                             $  1,383
  Accounts receivable - trade                                            155,410
                                                                        --------

      Current Assets                                                     156,793
                                                                        --------

Property and equipment, net of accumulated depreciation                   83,848

Deferred tax asset                                                           108
                                                                        --------

      Total Assets                                                      $240,749
                                                                        ========


                  LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Current Liabilities
  Accounts payable                                                      $111,339
  Accrued liabilities                                                     24,565
  Income taxes payable                                                     2,016
                                                                        --------

      Current Liabilities                                                137,920
                                                                        --------

      Total Liabilities                                                  137,920
                                                                        --------
Stockholders' Equity
  Common Stock - No par value, authorized 1,000,000 shares,
   issued and outstanding 752,000                                         95,493
  Retained Earnings                                                        7,336
                                                                        --------

      Total Stockholders' Equity                                         102,829
                                                                        --------

      Total Liabilities and Stockholders' Equity                        $240,749
                                                                        ========

   The accompanying notes are an integral part of these financial statements.

                            ORDERPRO LOGISTICS, INC.
                               STATEMENT OF INCOME
                 FOR THE PERIOD FROM INCEPTION TO JULY 31, 2000



Revenue                                                                 $168,175

Direct cost of revenue                                                   127,530
                                                                        --------

      Gross Profit                                                        40,645

Expenses
  Administrative costs                                                     1,943
  Amortization and depreciation                                            1,826
  Rent and occupancy costs                                                 8,354
  Employee costs                                                          19,278
                                                                        --------
      Total Costs                                                         31,401
                                                                        --------

Income before income taxes                                                 9,244

Income tax expense                                                         1,908
                                                                        --------

Net Income                                                              $  7,336
                                                                        ========

Income per common share                                                 $   0.01
                                                                        ========

Weighted average shares outstanding                                      752,000
                                                                        ========

   The accompanying notes are an integral part of these financial statements.

                            ORDERPRO LOGISTICS, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE PERIOD FROM INCEPTION TO JULY 31, 2000


                                  Common Stock
                               --------------------      Retained
                               Shares        Amount      Earnings        Total

Balance at May 12, 2000,
 date of incorporation        752,000       $ 95,493                   $ 95,493

Net Income                                               $ 7,336          7,336
                              -------       --------     -------       --------

Balance at July 31, 2000      752,000       $ 95,493     $ 7,336       $102,829
                              =======       ========     =======       ========

   The accompanying notes are an integral part of these financial statements.

                            ORDERPRO LOGISTICS, INC.
                             STATEMENT OF CASH FLOWS
                 FOR THE PERIOD FROM INCEPTION TO JULY 31, 2000


Income from operations                                                $   7,336

Adjustments to reconcile net income from operations
 to net cash provided by (from) operating activities:
 Deferred tax asset                                                        (108)
 Amortization and depreciation                                            1,826
                                                                      ---------

      Net cash provided by operations                                     9,054
                                                                      ---------
Changes in operating assets and liabilities
 (Increase) in accounts receivable                                     (155,410)
 Increase in accounts payable                                           111,339
 Increase in accrued liabilities                                         24,565
 Increase in income taxes payable                                         2,016
                                                                      ---------
      Net cash (used in) operating activities                           (17,490)

Cash Flows from Investing Activities
 Acquisition of property and equipment                                     (181)
                                                                      ---------
      Net cash (used in) investing activities                              (181)

Cash flows from financing activities
 Sale of Common Stock                                                    10,000
                                                                      ---------
      Net cash provided by financing activities                          10,000

Net increase in cash and cash equivalents                                 1,383

Cash and cash equivalents at beginning of period                             --
                                                                      ---------

Cash and cash equivalents at end of period                            $   1,383
                                                                      =========

   The accompanying notes are an integral part of these financial statements.

                            ORDERPRO LOGISTICS, INC.
                          NOTES TO FINANCIAL STATEMENT
              FOR THE PERIOD FROM INCEPTION TO ENDED JULY 31, 2000


NOTE 1 - THE COMPANY

OrderPro Logistics, Inc. (the "Company") was incorporated in the state of Arizona on May 12, 2000. The Company had no operations until July 2000. The Company provides freight brokerage, and logistics services through internet access, on-sight presence and custom designed software. The Company's year end is December 31.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

REVENUE AND EXPENSE RECOGNITION - The Company recognized revenue when the freight is tendered to the carrier at origin, and the Company records the concurrent liability to the carrier and any other expenses related to shipment for which the Company is liable. Where the Company does not assume the liability for payment of expenses, or risk of collection it recognizes commission upon performance of services.

ACCOUNTS RECEIVABLE - The Company recognizes revenue based on its revenue recognition policy and provides an allowance for doubtful accounts based on the Company's evaluation of credit worthiness and collection prospects for each client. At July 31, 2000, all amounts are estimated to be collectible.

PROPERTY AND EQUIPMENT - Property and equipment are carried at cost less accumulated depreciation. Cost was determined based on the depreciated carrying value of the stockholder at the time the assets were placed in the Company. Property and equipment is depreciated on a straight line basis over the estimated useful life of the asset, ranging from three to seven years,

The Company is committed to completion of an internet and software system for its internal use and potentially for sale or lease to third parties. The remaining development costs related to completion of this asset is estimated to be $200,000. The amounts expended for this programming and development are being capitalized as an asset of the Company and depreciated over its estimated useful life.

INCOME TAXES - Income taxes are accounted for under the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                            ORDERPRO LOGISTICS, INC.
                          NOTES TO FINANCIAL STATEMENT
              FOR THE PERIOD FROM INCEPTION TO ENDED JULY 31, 2000
                                   (continued)


NOTE 3. - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

         Computers                                                   $13,772
         Software and libraries                                       15,262
         Internally developed software                                45,341
         Furniture and equipment                                      11,299
                                                                     -------
                                                                      85,674
         Less: accumulated depreciation                                1,826
                                                                     -------
                                                                     $83,848
                                                                     =======

Depreciation expense for the period ended July 31, 2000 was $1,826.

NOTE 4. - INCOME TAXES

Income tax expense for the period ended July 31, 2000 includes the following components:

                                          Federal       State         Total
                                          -------       -----         -----

         Current                         $ 1,276       $   740       $ 2,016
         Deferred credit                     (68)          (40)         (108)
                                         -------       -------       -------
                                         $ 1,208       $   700       $ 1,908
                                         =======       =======       =======

Income tax expense differs from amounts computed by applying the U.S. Federal income tax annualized rate of 15% to earnings before income taxes as a result of the following:

         Computed  "expected" tax expense                             $1,387
         Increase in income taxes resulting from:
           State income taxes, net of Federal income tax benefit         521
                                                                      ------
                                                                      $1,908
                                                                      ======

The tax effects of temporary differences that give rise to a deferred tax asset at July 31, 2000 is the excess of financial statement deduction over tax amortization of organizational expenses. The deferred tax asset is $108 to be recognized for tax purposes over the next 59 months.

                            ORDERPRO LOGISTICS, INC.
                          NOTES TO FINANCIAL STATEMENT
              FOR THE PERIOD FROM INCEPTION TO ENDED JULY 31, 2000
                                   (continued)


NOTE 5 - RELATED PARTY TRANSACTIONS

As part of the formation of the Company, the major stockholder contributed furniture, property and related assets to the Company in exchange for stock of the Company. These assets were recorded at the net depreciated value of the assets held by the stockholders.

NOTE 6. - LEASE COMMITMENTS

The Company is obligated under a long term lease for office space in Tucson Arizona. The annual lease payments require monthly payments of $3,521 with annual escalation through May 31, 2003. Annual commitments for the calendar years are as follows:

                  2000                       $17,603
                  2001                        43,478
                  2002                        45,652
                  2003                        19,406

NOTE 7 - STOCKHOLDERS' EQUITY

The Company has 1,000,000 shares of no-par value stock authorized and 752,000 shares outstanding at July 31, 2000.

                            ORDERPRO LOGISTICS, INC.
                            (FORMERLY FIFTHCAI, INC.)
                                  BALANCE SHEET
                               SEPTEMBER 30, 2000


                                     ASSETS

Current Assets
  Cash and cash equivalents                                           $  41,456
  Accounts receivable - trade                                           215,124
  Due from officer and employee                                          86,945
                                                                      ---------

       Current Assets                                                   343,525
                                                                      ---------

Property and equipment, net of accumulated depreciation                  87,628

Deferred tax asset                                                       16,000
                                                                      ---------

       Total Assets                                                   $ 447,153
                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Current Liabilities
  Accounts payable                                                    $ 271,736
  Accrued liabilities                                                    34,705
                                                                      ---------

       Current Liabilities                                              306,441
                                                                      ---------

       Total Liabilities                                                306,441

Stockholders' Equity
  Common Stock - No par value, authorized 100,000,000
   shares, issued and outstanding 4,900,000                                 490
  Additional paid in capital                                            165,085
  Retained Earnings                                                     (24,863)
                                                                      ---------

       Total Stockholders' Equity                                       140,712
                                                                      ---------

       Total Liabilities and Stockholders' Equity                     $ 447,153
                                                                      =========

   The accompanying notes are an integral part of these financial statements.

                            ORDERPRO LOGISTICS, INC.
                            (FORMERLY FIFTHCAI, INC.)
                             STATEMENT OF OPERATIONS
               FOR THE PERIOD FROM INCEPTION TO SEPTEMBER 30, 2000


Revenue                                                             $   465,937

Direct cost of revenue                                                  383,869
                                                                    -----------

       Gross Profit                                                      82,068
Expenses
  Administrative costs                                                   28,222
  Amortization and depreciation                                           5,478
  Rent and occupancy costs                                               15,629
  Employee costs                                                         73,602
                                                                    -----------
       Total Costs                                                      122,931
                                                                    -----------

Loss before income tax benefit                                          (40,863)

Benefit of income taxes                                                  16,000
                                                                    -----------

Net Loss                                                            $   (24,863)
                                                                    ===========

Loss per common share                                               $     (0.01)
                                                                    ===========

Weighted average shares outstanding                                   4,900,000
                                                                    ===========

   The accompanying notes are an integral part of these financial statements.

                            ORDERPRO LOGISTICS, INC.
                            (FORMERLY FIFTHCAI, INC.)
                        STATEMENT OF STOCKHOLDERS' EQUITY
               FOR THE PERIOD FROM INCEPTION TO SEPTEMBER 30, 2000


                                        Common Stock        Additional
                                     -------------------     Paid In      Retained
                                     Shares       Amount     Capital      Earnings        Total
                                     ------       ------     -------      --------        -----
Balance at February 2, 2000,
 (date of incorporation)           5,040,000      $ 504      $    996     $     00      $   1,500

Merger with OrderPro                (140,000)       (14)       94,207           00         94,193

Sale of Stock                             00         00        69,882           00         69,882

Net Loss                                  00         00            00      (24,863)       (24,863)
                                  ----------      -----      --------     --------      ---------

Balance at September 30, 2000      4,900,000      $ 490      $165,085     $(24,863)     $ 140,712
                                  ==========      =====      ========     ========      =========

   The accompanying notes are an integral part of these financial statements.

                            ORDERPRO LOGISTICS, INC.
                            (FORMERLY FIFTHCAI, INC)
                             STATEMENT OF CASH FLOWS
               FOR THE PERIOD FROM INCEPTION TO SEPTEMBER 30, 2000


Loss from operations                                                  $ (24,863)
Adjustments to reconcile net income from operations
 to net cash provided by (from) operating activities:
  Deferred tax asset                                                    (16,000)
  Amortization and depreciation                                           5,478
                                                                      ---------
       Net cash provided/(used) by operations                           (35,385)

Changes in operating assets and liabilities
 (Increase) in accounts receivable                                     (215,124)
 (Increase) in other receivables                                        (86,945)
 Increase in accounts payable                                           271,736
 Increase in accrued liabilities                                         34,705
                                                                      ---------
       Net cash (used in) operating activities                          (31,013)

Cash Flows from Investing Activities
 Acquisition of property and equipment                                   (7,613)
                                                                      ---------
       Net cash (used in) investing activities                           (7,613)

Cash flows from financing activities
 Proceeds from sale of common stock                                      80,082
                                                                      ---------
       Net cash provided by financing activities                         80,082

Net increase in cash and cash equivalents                                41,456

Cash and cash equivalents at beginning of period                              0
                                                                      ---------
Cash and cash equivalents at end of period                            $  41,456
                                                                      =========

   The accompanying notes are an integral part of these financial statements.

                            ORDERPRO LOGISTICS, INC.
                            (FORMERLY FIFTHCAI, INC.)
                          NOTES TO FINANCIAL STATEMENT
            FOR THE PERIOD FROM INCEPTION TO ENDED SEPTEMBER 30, 2000


NOTE 1 - THE COMPANY

OrderPro Logistics, Inc. (formerly FifthCAI, Inc.) (the "Company") was incorporated in the state of Arizona on May 12, 2000. The Company had no operations until July 2000. The Company provides freight brokerage, and logistics services through internet access, on-sight presence and custom designed software. The Company's year end is December 31.

FifthCAI, Inc. was incorporated on February 2, 2000 and had only limited operations until the reverse acquisition with OrderPro Logistics on September 29, 2000. In conjunction with the reverse acquisition, FifthCAI, Inc. transferred 4,660,000 shares to the former stockholders of OrderPro, cancelled 140,000 shares of stock then outstanding, and changed its name to OrderPro Logistics, Inc. On a pro forma basis, had the merger occurred on February 2, 2000, the combined loss before income tax benefit would have been $1,300 greater and the net loss would have been $800 more for a net loss of $25,663.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

REVENUE AND EXPENSE RECOGNITION - The Company recognized revenue when the freight is tendered to the carrier at origin, and the Company records the concurrent liability to the carrier and any other expenses related to shipment for which the Company is liable. Where the Company does not assume the liability for payment of expenses, or risk of collection it recognizes commission upon performance of services.

ACCOUNTS RECEIVABLE - The Company recognizes revenue based on its revenue recognition policy and provides an allowance for doubtful accounts based on the Company's evaluation of credit worthiness and collection prospects for each client. At September 30, 2000, all amounts are estimated to be collectible.

PROPERTY AND EQUIPMENT - Property and equipment are carried at cost less accumulated depreciation. Cost was determined based on the depreciated carrying value of the stockholder at the time the assets were placed in the Company. Property and equipment is depreciated on a straight line basis over the estimated useful life of the asset, ranging from three to seven years,

The Company is committed to completion of an internet and software system for its internal use and potentially for sale or lease to third parties. The remaining development costs related to completion of this asset is estimated to be $200,000. The amounts expended for this programming and development is being capitalized as an asset of the Company and depreciated over its estimated useful life.

                            ORDERPRO LOGISTICS, INC.
                            (FORMERLY FIFTHCAI, INC.)
                          NOTES TO FINANCIAL STATEMENT
            FOR THE PERIOD FROM INCEPTION TO ENDED SEPTEMBER 30, 2000
                                   (continued)


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME TAXES - Income taxes are accounted for under the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NOTE 3. - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

     Computers                                                      $13,772
     Software and libraries                                          15,262
     Internally developed software                                   52,773
     Furniture and equipment                                         11,299
                                                                    -------
                                                                     93,106
     Less: accumulated depreciation                                   5,478
                                                                    -------
                                                                    $87,628
                                                                    =======

Depreciation and amortization expense for the period ended September 30, 2000 was $5,478.

                            ORDERPRO LOGISTICS, INC.
                            (FORMERLY FIFTHCAI, INC.)
                          NOTES TO FINANCIAL STATEMENT
              FOR THE PERIOD FROM INCEPTION TO ENDED JULY 31, 2000
                                   (continued)


NOTE 4. - INCOME TAXES

At September 30, 2000, the Company has approximately $41,400 of net operating losses available to offset future income tax liability. There is no certainty as to the timing of such recognition nor that the Company will be able to fully utilized these amounts.

Income tax benefit for the period ended September 30, 2000 includes the following components:

                                   Federal          State           Total
                                   -------          -----           -----
     Current credit               $(12,680)       $ (3,120)       $(15,800)
     Deferred credit                  (160)            (40)           (200)
                                  --------        --------        --------
                                  $(12,840)       $ (3,160)       $(16,000)
                                  ========        ========        ========

Income tax expense differs from amounts computed by applying the U.S. Federal income tax annualized rate of 34% to earnings before income taxes as a result of the following:

     Computed  "expected" tax expense                               $13,900
     Increase in income taxes resulting from:
      State income taxes, net of Federal income tax benefit           2,100
                                                                    -------
                                                                    $16,000
                                                                    =======

The tax effects of temporary differences that give rise to a deferred tax asset at September 30 2000 is the excess of financial statement deduction over tax amortization of organizational expenses. The deferred tax asset is $200 to be recognized for tax purposes over the next 52 months.

Realization of the net deferred tax assets is dependent on generating sufficient taxable income prior to their expiration. Tax effects are based on a 8.0% state and 34.0% federal income tax rates for a net combined rate of 39.3%. The realized net operating losses expire over the next 20 years, as follows:

       Expiration                          Amount
       ----------                          ------
          2021                             $41,400
                                           -------
             Total                         $41,400
                                           =======

Management believes that it is more likely than not that the Company will realize the benefits of the deferred tax credits before each expires through 2021, therefore, no valuation reserve has been provided for this against the asset.

                            ORDERPRO LOGISTICS, INC.
                            (FORMERLY FIFTHCAI, INC.)
                          NOTES TO FINANCIAL STATEMENT
              FOR THE PERIOD FROM INCEPTION TO ENDED JULY 31, 2000
                                   (continued)


NOTE 5 - RELATED PARTY TRANSACTIONS

As part of the formation of the Company, the major stockholder contributed furniture, property and related assets to the Company in exchange for stock of the Company. These assets were recorded at the net depreciated value of the assets held by the stockholders.

At September 30, 2000, the Company has a receivable for an officer and director of the Company in the amount of $84,080. The loan is to be repaid to the Company by December 31, 2000.

NOTE 6. - LEASE COMMITMENTS

The Company is obligated under a long term lease for office space in Tucson Arizona. The annual lease payments require monthly payments of $3,521 with annual escalation through May 31, 2003. Annual commitments for the calendar years are as follows:

     2000                      $ 17,603
     2001                      $ 43,478
     2002                      $ 45,652
     2003                      $ 19,406

NOTE 7 - STOCKHOLDERS' EQUITY

The Company has 100,000,000 shares of $0.0001 par value stock authorized and 4,900,000 shares outstanding at July 31, 2000 after giving effect to the reorganization and related reverse acquisition between FifthCAI, Inc. and OrderPro Logistics, Inc.

                            ORDERPRO LOGISTICS, INC..

                                    5,066,667

                             SHARES OF COMMON STOCK


                                   PROSPECTUS


                               _____________, 2001

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Nevada Revised Statutes sec. 78.751, a Nevada Corporation has the power to indemnify its Directors, Officers, Employees and Agents. The company is authorized by its Articles of Incorporation and its Bylaws , to indemnify its officers, directors, employees and agents of the company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity. Even an officers, directors, employees and agents of the company who was found liable for misconduct or negligence in the performance of his or her duties may obtain such indemnification if, in considering all the circumstances of the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. No such person shall be indemnified against, or be reimbursed for, any expense or payments incurred in connection with any claim or liability established to have arisen out of his or her own willful misconduct or gross negligence. As to indemnification for liabilities arising under the Securities Act of 1933 (the" Act"), the company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the estimated expenses in connection with this offering as described in this Registration Statement.

         Sec Registration Fee                                         $   380.00
         Printing Fees                                                    350.00
         Legal Fees and Expenses                                       11,000.00
         Accounting Fees and Expenses                                          *
         Miscellaneous                                                         *
                                                                      ----------
                  Total                                               $        *
                                                                      ==========
----------
* To be provided by amendment

     All of the above expenses will be paid by the Registrant

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     As part of the formation of the company and prior to the merger with FifthCAI, Mr. Richard L. Windorski, the major beneficial shareholder, President and CEO, contributed furniture , property and related assets to the company in exchange for 582,400 shares of common stock of the company. Mr. Windorski is the beneficial owner of a company known as OP Logistics, L.P. which is the registered owner of 562,400 common shares. The balance of 20,000 shares was simultaneously distributed to family members. Also at the formation of the company, 49,000 shares were issued to each of two corporate consultants and 40,000 shares were issued to the Chief Financial Officer.

     On September 22, 2000 the company completed a private placement of 211,600 shares of its common stock to 18 investors for $318,150. A copy of the form of the subscription agreement is attached as an exhibit.

     OrderPro Logistics merged with FifthCAI, Inc on September 29, 2000. In conjunction with the reverse acquisition, FifthCAI, Inc. transferred 4,660,000 shares to the former stockholders of OrderPro Logistics and changed its name to OrderPro Logistics, Inc. The original shareholders of FifthCAI retained 240,000 common shares.

     In November 2000, the Company authorized the issuance of a $50,000 of convertible debenture with interest payable quarterly at 10 percent per annum as long term debt. The debenture is convertible to stock of the company at a rate of one share for each thirty cents converted. The debenture matures in the fourth calendar quarter of 2002. The company will issue 166,667 common shares in that the holder has elected to convert the debt. The company has not paid interest expense in that it is not due.

     The private placement convertible debenture was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to this private offering were restricted securities as defined in Rule 144 of the Act. The offering generated net proceeds of $305,375.

ITEM 27. EXHIBITS

     3.1   Articles of Incorporation of FifthCai, Inc.*
     3.2   Amendment to Articles of Incorporation of FifthCai, Inc.*
     3.4   Bylaws of FifthCAI*
     4.1   Form of Convertible Debenture
     4.2   Form of Subscription Agreement
     5.0   Opinion of Carl P. Ranno, Attorney
     10.   Agreement and Plan of Reorganization filed with an 8-K on 10/17/00*
     23.1 Consent of Carl P. Ranno (included in his opinion set forth in exhibit 5)
     23.2  Consent of Marshall & Weber, CPA's, P.L.C. successor to
           James C. Marshall, CPA, PC
     25.1  Power of Attorney (see signature page)

----------
* Previously filed

ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i) include any prospectus required by Section 10(a0 (3) of the Securities Act of 1933 (the Securities Act)

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

          (iii) include any additional or changed material information on the plan of distribution.

     (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

ACCELERATION

     In so far as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedence, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tucson, State of Arizona on the 15th day of January 2001.

                                           ORDERPRO LOGISTICS, INC.

By: /s/ Alvan W. Lafrenz                   By: /s/ Richard L.Windorski
   ---------------------------                ----------------------------------
   Alvan W. Lafrenz                           Richard L.Windorski
   Chief Financial Officer                    President, Chief Executive Officer
   Director                                   Director

                                POWER OF ATTORNEY

     Each person whose signature appears appoints Richard L. Windorski as his agent and attorney-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments0 to this Registration Statement to which this power of attorney is attached. In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

     Signature                         Title                          Date
     ---------                         -----                          ----


/s/ Richard L.Windorski       President, Chief Executive        January 15, 2001
--------------------------    Officer, Director
Richard L. Windorski



/s/ Alvan W. Lafrenz          Chief Financial Officer,          January 15, 2001
--------------------------    Secretary/Treasurer, Director
 Alvan W. Lafrenz

                                 Exhibit Index

         Exhibit No.                  Description
         -----------                  -----------

            4.1         Form of Convertible Debenture

            4.2         Form of Subscription Agreement

            5           Opinion of Carl P. Ranno, Attorney

            23.1 Consent of Carl P. Ranno (included in his opinion set forth in exhibit 5)

            23.2 Consent of Marshall & Weber, CPA's, P.L.C. successor to James C. Marshall, CPA, PC

            25.1        Power of Attorney (see signature page)